21
01312/0002 6275.4
              AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this 15th day of February, 2000, by and among Bud Financial Group, Inc., a Nevada corporation (hereinafter "Bud"); BFG Subsidiary, Inc., a newly-formed Delaware corporation (hereinafter "Bud Sub"); Thomas G. Kimble, the principal stockholder and sole director of Bud and Bud Sub (hereinafter "Kimble"); and CodeStream Technologies Corporation, a Delaware corporation (hereinafter "CTC").

                            RECITALS

     WHEREAS, Bud desires to acquire CTC as a wholly-owned subsidiary and to issue shares of Bud common stock to the stockholders of CTC upon the terms and conditions set forth herein. Bud Sub is a wholly-owned subsidiary corporation of Bud which shall be merged into CTC, whereupon CTC shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of Bud (Bud Sub and CTC are sometimes collectively hereinafter referred to as the "Constituent Corporations").

     WHEREAS, the boards of directors of Bud and CTC, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that Bud Sub merge with and into CTC pursuant to this Agreement and the Certificate of Merger (in the form attached hereto as Exhibit "A") and pursuant to applicable provisions of law (such transaction hereafter referred to as the "Merger").

     WHEREAS, Bud Sub has an authorized capitalization consisting of 5,000 shares of no par value common stock, of which 1,000 shares shall be issued and outstanding and owned by Bud as of the closing of the Merger;

     WHEREAS, CTC has an authorized capitalization consisting of 15,730,656 shares of common stock, $.001 par value ("CTC Common Stock"), of which 7,424,266 shares are currently issued and outstanding, as of the date hereof; and 42,206 authorized shares of preferred stock, $.001 par value ("Preferred Stock"). CTC currently has 42,206 shares of Preferred Stock outstanding. All of said outstanding shares of CTC Common Stock and Preferred Stock are owned by the stockholders of CTC as set forth on the attached Exhibit "B" (hereafter "CTC Stockholders").

     WHEREAS, prior to the closing of the Merger, CTC will (i) exchange all of its currently outstanding shares of Preferred Stock and certain of its outstanding indebtedness for additional shares of CTC Common Stock, and (ii) effect a reverse stock split, so that the total number of shares of CTC Common Stock outstanding immediately prior to the Merger will be 10,000,000 shares and that no shares of its Preferred Stock will be outstanding.

     NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                            AGREEMENT

     1. Plan of Reorganization. The parties hereto do hereby agree that Bud Sub shall be merged with and into CTC upon the terms and conditions set forth herein and in accordance with the provisions of Delaware General Corporation Law. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

     2. Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, Bud Sub shall be merged with and into CTC as of the Effective Date (the terms "Closing" and "Effective Date" are defined in Section 6 hereof).
CTC shall be the surviving corporation (hereinafter sometimes the "Surviving Corporation") and the separate existence of Bud Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

          (a)  Corporate Existence.

               (1) At the Effective Date, the Surviving Corporation shall continue its corporate existence as a Delaware corporation and
(i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving
Corporation by virtue of the Merger without further act or deed;
and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Date, (i) the Certificate of Incorporation and the By-laws of the Surviving Corporation, as existing immediately prior to the Effective Date, shall be and remain the Certificate of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.
          (b)  Events Occurring at Closing.

     Immediately after the time that the Merger becomes effective under Delaware law, and on the day of such effectiveness, Bud shall (i) close a private offering under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, of 5,000,000 shares of its common stock (the "Bud Common Stock") at $1.00 per share pursuant to a Private Placement Memorandum and (ii) cause the release of the gross proceeds of this offering (the "Bud Financing"), less agreed upon costs of $50,000, to the control of new management of Bud in good funds. The Bud Financing shall have been completed in compliance with all applicable laws, including without limitation, all applicable state and federal securities laws, and the securities sold shall be delivered as part of the Closing to the investors in the Bud Financing.

          (c)  Conversion of Securities.

     As of the Effective Date and without any action on the part of Bud, Bud Sub, CTC or the holders of any of the securities of any of these corporations, each of the following shall occur:

               (1) Each share of CTC Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into one share of Bud Common Stock (i.e. a total of 10,000,000 shares of Bud Common Stock). All such shares of CTC Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of Bud Common Stock, respectively, into which such shares of CTC Common Stock were converted. The holders of such certificates previously evidencing shares of CTC Common
Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of CTC
Common Stock except as otherwise provided herein or by law;

(2) Any shares of CTC capital stock held in the treasury of CTC immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;
(3) Each share of capital stock of Bud Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as one share of common stock of the Surviving Corporation, which shall be owned by Bud;
(4) The 2,000,000 shares of Bud Common Stock previously issued and outstanding immediately prior to the Merger will remain outstanding after the Merger.
     The parties to this Agreement agree that immediately after the Merger and the completion of the Bud Financing, Bud shall have a total of 17,000,000 shares of Bud Common Stock outstanding.

          (d)  Other Matters.

               (1) Upon the effectiveness of the Merger, each outstanding option to purchase CTC Common Stock, whether or not then exercisable, shall be converted into an option to purchase (in substitution for each share of CTC Common Stock subject to a CTC option) an equal number of shares of Bud Common Stock. All other terms and conditions of each CTC option shall remain the same.

               (2) At the Closing, the number of directors of Bud will be increased to seven. The then existing sole director of Bud shall then nominate and elect to the Board of Directors of Bud the seven persons designated by CTC, and the sole director and officer of Bud shall thereafter resign from all of his positions with Bud, effective immediately after the Closing.

     3. Delivery of Shares. On or as soon as practicable after the Effective Date, CTC will use reasonable efforts to cause the CTC Stockholders to surrender to Bud's transfer agent for cancellation certificates representing their shares of CTC Common Stock, against delivery of certificates representing the shares of Bud Common Stock for which the CTC shares are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented CTC Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of Bud Common Stock into which the shares of CTC
Common Stock represented by such CTC certificate shall have been so converted.

4. Representations of CTC. CTC hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:
          (a) Except as noted on Exhibit "B", the CTC Stockholders listed on the attached Exhibit "B" are the sole owners of record and beneficially of the issued and outstanding capital stock of CTC.

(b) The CTC Common Stock constitutes duly authorized, validly issued shares of capital stock of CTC. All shares of CTC Common Stock are fully paid and nonassessable.
(c) The CTC unaudited financial statements as of and for the year ended December 31, 1999, December 31, 1998 and 1997, which have been delivered to Bud (hereinafter referred to as the "CTC Financial Statements"), fairly present the financial condition of CTC as of the dates thereof and the results of its operations for the periods covered. Other than as set forth in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the CTC Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since December 31, 1999; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of CTC as reflected in the CTC Financial Statements. CTC has or will have at Closing, good title to all assets shown on the CTC Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The CTC Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for footnotes).
(d) Since December 31, 1999, there have not been any material adverse changes in the financial position of CTC except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of CTC. The parties hereto acknowledge and agree that CTC may hereafter obtain one or more loans, including a loan from Kimble and/or his affiliates, to fund CTCAEs working capital needs between the date hereof and the Closing.
(e) Except for investigations, proceedings and related matters arising directly or indirectly out of or in connection with that certain Subpoena issued by the United States District Court, Central District of California, by the United States Attorney on or about May 18, 1999 and directed to the Custodian of Records of Research and Development Laboratories, Inc., which investigations and proceedings are described in greater detail in Exhibit "E"
(the financial records, minute books,
and other corporate documents and records available for review to present management of Bud prior to the Effective Date, during reasonable business hours and on reasonable notice.
(k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which CTC is a party, this Agreement has been duly authorized by all appropriate and necessary corporate action, and CTC, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which CTC is a party.
(l) Information regarding CTC which has been delivered by CTC to Bud for use in connection with the Merger, is true and accurate in all material respects.
     5. Representations of Bud, Bud Sub and Kimble. Bud, Bud Sub and Kimble hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Effective Date:

          (a) As of the Effective Date, the shares of Bud Common Stock to be issued and delivered to the CTC Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued shares of Bud capital stock, fully-paid and nonassessable and free of all liens and encumbrances.

(b) Bud has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been or will prior to the Closing and the Effective Date be duly authorized by the respective
Boards of Directors of Bud and Bud Sub and by Bud as the sole stockholder of Bud Sub and (ii) do not have to be approved or authorized by the stockholders of Bud, except for the amendment of the Articles of Incorporation of Bud and the adoption of the Stock Option Plan, which items shall be approved by the necessary consent of Bud Stockholders prior to Closing. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Bud or Bud Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to Bud, Bud Sub or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles or Certificate of Incorporation or by-laws of either Bud or Bud Sub.
(c) Bud has delivered to CTC a true and complete copy of its audited financial statements for the fiscal years ended December 31, 1999, 1998 and 1997 (the "Bud Financial Statements"). The
Bud Financial Statements are complete, accurate and fairly present the financial condition of Bud as of the dates thereof and the results of its operations for the periods then ended.
There are no material liabilities or obligations either fixed or contingent not reflected therein. The Bud Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Bud as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. Bud Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Delaware. Bud has no subsidiaries or affiliates except for Bud Sub, and Bud Sub has no subsidiaries or affiliates.
(d) Since December 31, 1999, there have not been any material adverse changes in the financial condition of Bud. At Closing, neither Bud nor Bud Sub shall have any material assets and neither such corporation now has, nor shall it have, any liabilities of any kind other than the cash proceeds and assets derived from the Bud Financing.
(e) Neither Bud nor Bud Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Bud Financial Statements, and to the Knowledge of Kimble, Bud and Bud Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Bud Sub, Bud, its management or its properties.
(f) Bud and Bud Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Neither corporation is required to be qualified to do business in any state other than the state of its incorporation.
(g) Bud and Bud Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Bud Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither Bud nor Bud Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.
(h) Bud's authorized capital stock presently consists of: (i) 50,000,000 shares of Bud Common Stock, $.001 par value, of which 2,000,000 shares are presently issued and outstanding, and 1,000,000 shares of preferred stock, $.001 par value per share, of which no shares are outstanding. Bud Sub's capitalization consists solely of 5,000 authorized shares of no par value common stock ("Bud Sub's Common Stock"), of which 1,000 shares are outstanding, all of which are owned by Bud, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of Bud and Bud Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either Bud or Bud Sub.
(i) Bud and Bud Sub have (and at the Closing they will have) disclosed in writing to CTC all events, conditions and facts materially affecting the business, financial conditions
(including any liabilities, contingent or otherwise) or results of operations of either Bud or Bud Sub.
(j) The financial records, minute books, and other documents and records of Bud and Bud Sub have been made available to CTC prior to the Closing. The records and documents of Bud and Bud Sub that have been delivered to CTC constitute all of the records and documents of Bud and Bud Sub that Kimble is aware of or that are in his possession or in the possession of Bud or Bud Sub.
(k) Neither Bud nor Bud Sub has breached, nor is there any pending, or to the Knowledge of Kimble and management, any existing or threatened claim that Bud or Bud Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it or its properties is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which Bud or Bud Sub is subject. Each of Bud and Bud Sub hereby represent and warrant that it is not a party to any material contract or commitment other than appointment documents with BudAEs transfer agent, and that it has disclosed to CTC all previous or existing relationships or dealings with related or controlling parties or affiliates. There are no currently existing agreements with any affiliates, related or controlling persons or entities.
(l) Bud has complied with the provisions for registration under the Securities Act of 1933, as amended (the orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Bud's equity and other securities were offered and sold in compliance with federal and state securities laws.
(m) All information regarding Bud which has been provided to CTC by Bud or set forth in any document or other communication, disseminated to any former, existing or potential stockholders of Bud or to the public or filed with the NASD or the Securities and Exchange Commission (st for information, or administrative or other inquiry relating to any alleged violation of an Environmental Law or the institution of any suit, action, claim or proceeding alleging such violation or investigation by any governmental authority or any third party of any such alleged violation, (ii) manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of BudAEs properties or any other properties, (iii) become aware or received notice of the release or disposal of any hazardous substances in violation of any applicable Environmental Law, on, under or at any of BudAEs properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of Bud for the response to or remediation of any hazardous substance at or arising from any of BudAEs properties or any other properties owned or operated by Bud or any other person for whose conduct Bud is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of Bud for the costs of response to or remediation of hazardous substances at or arising from any properties owned or operated by Bud or any other person for whose conduct Bud is or may be held responsible. For purposes of this Agreement, the term the definition of, hazardous substances, hazardous wastes, its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).
(q) Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the Bud Financials, there is no basis for any assertion against Bud of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Bud to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Bud, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Bud, or (c) result in the acceleration of the time of payment or vesting of any such benefits.
(r) No patent, formula, process, trade secret, trademark, trade name, assumed name or copyright used by Bud, including all intellectual property used in the operation of past or present business of Bud (collectively, the Bud Intellectual Property), infringes on any patent, copyright, trademark or other intellectual property right of any person, or violates the terms of any agreements related thereto, nor have there been any claims of infringement or to BudAEs Knowledge, threatened against Bud, nor has there been any other action or inaction by Bud which would constitute any infringement of intellectual property.
(s) No aspect of BudAEs past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair Bud from carrying on the business of CTC and its subsidiaries as it is presently being conducted.
(t) Bud has no employees, consultants or independent contractors. Kimble is the sole director and sole executive officer of Bud and Bud Sub.
(u) Bud has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section
5, pt as specifically indicated elsewhere in this Agreement, all documents delivered by Bud in connection herewith have been and will be complete originals, or exact copies thereof.
(y) Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by Bud under the Securities Act and the NASD and with the Secretary of State of Delaware and Nevada, the execution and delivery by Bud of this Agreement and the closing documents and the consummation by Bud of the transactions contemplated hereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); (b) violate in any material respect the terms of any instrument, document or agreement to which Bud is a party, or by which Bud or the property of Bud is bound, or be in conflict in any material respect with, result in a material breach of or constitute (upon the giving of notice or lapse of time or both) a material default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of Bud; (c) violate BudAEs Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Bud, or its business or assets. Bud is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of Bud and CTC after the Closing.
     6. Closing. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to be on or about March 14, 2000, or such later date as mutually agreed to by all parties hereto. The "Effective Date" of the Merger shall be that date on which executed copies of the attached Certificate of Merger is filed with the Secretary of State of Delaware.

7.   Actions Prior to Closing.
          (a) Prior to the Closing, CTC on the one hand, and Bud and Bud Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby.
Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order. If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, CTC shall convert or exchange all shares of its Preferred Stock currently outstanding into shares of CTC Common Stock, and shall exchange the loans referred to in the Omnibus Loan Agreement, dated as of October 1, 1999, between CTC and certain lenders, into shares of CTC Common Stock. After the foregoing exchange and issuance of shares of CTC Common Stock, CTC shall effect a reverse stock split so that the total number of shares of CTC Common Stock outstanding immediately prior to the Merger shall be 10,000,000.
(c) Bud shall complete the offer and sale of 5,000,000 shares of Bud Common Stock in compliance with all applicable federal and state securities laws. All investors in the Bud Financing shall be
501(a) of Regulation D. In addition, Bud shall establish an escrow account in which all of the gross offering proceeds of the Bud Financing (totaling at least $5,000,000) will be held pending the Merger as contemplated hereby, and shall deposit the gross offering proceeds in such escrow account prior to the Merger for the purposes specified herein.
(d) Prior to the Closing, CTC, Bud, Bud Sub, and Kimble agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties.
(e) There shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of Bud's Common Stock after the date hereof and there shall be no dividends or other distributions paid on Bud's Common Stock after the date hereof, in each case through and including the Effective Date. Bud and Bud Sub shall conduct no business, prior to the Closing, except as may be necessary in order to consummate the transactions contemplated hereby.
(f) Bud shall file an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada in substantially the form attached hereto as Exhibit "C" effecting an amendment to its Articles of Incorporation to (i) reflect a name change to a new name as selected by CTC, and(ii) adopt cumulative voting.
(g)  Bud shall adopt a stock option plan (the
Bud Sub and Kimble contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

(b) Bud and Bud Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing, including depositing $5,000,000 of gross offering proceeds raised in completion of the Bud Financing into an escrow account, which proceeds will be available to Bud at Closing and shall be used by Bud as contemplated hereby.
(c) On or before the Closing, the stockholders of Bud by majority written consent, the sole director of Bud and Bud Sub, and Bud as sole stockholder of Bud Sub shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.
(d) On or before the Closing Date, Bud and Bud Sub shall have delivered certified copies of resolutions of the sole stockholder and director of Bud Sub and of the sole director and stockholders of Bud approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Bud and Bud Sub to comply with the terms of this Agreement including the election of CTC's nominees to the Board of Directors of Bud, the adoption of the Stock Option Plan in the form provided by CTC and all matters outlined or contemplated herein.
(e) The Merger shall be permitted by applicable state law and otherwise and Bud shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.
(f) At Closing, Kimble shall have resigned in writing from his positions as sole director and officer of Bud effective upon the election and appointment of the CTC nominees, and Kimble shall take such action as may be necessary or desirable regarding such election and appointment of CTC nominees.
(g) At the Closing, all instruments and documents delivered by Bud or Bud Sub, including to CTC Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for CTC.
(h) The capitalization of Bud and Bud Sub shall be the same as described in Section 5(h).
(i) The shares of restricted Bud capital stock to be issued to CTC Stockholders at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.
(j) CTC shall have received the advice of its tax advisor, to the extent it deems necessary, that this transaction is a tax free reorganization as to CTC and all of the CTC Stockholders.
(k) CTC shall have received all necessary and required approvals and consents from required parties and from its stockholders.
(l) At the Closing, Bud and Bud Sub shall have delivered to CTC an opinion of its counsel dated as of the Closing to the effect that:
               (1) Each of Bud and Bud Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by Bud and Bud Sub and is a valid and binding obligation of Bud and Bud Sub enforceable in accordance with its terms;
(3) Bud and Bud Sub each through its Board of Directors and stockholders have taken all corporate action necessary for performance under this Agreement;
(4)  The documents executed and delivered to CTC and CTC
Stockholders hereunder are valid and binding in accordance with their terms and vest in CTC Stockholders all right, title and interest in and to the shares of Bud's Common Stock to be issued pursuant to Section 2 hereof, and the shares of Bud capital stock when issued will be duly and validly issued, fully-paid and nonassessable;
(5) Bud and Bud Sub each has the corporate power to execute, deliver and perform under this Agreement; and
(6) Legal counsel for Bud and Bud Sub is not aware of any liabilities, claims or lawsuits involving Bud or Bud Sub.
          (m) Kimble shall have signed and delivered to CTC at the Closing a lock-up agreement (the

     9. Conditions Precedent to the Obligations of Bud and Bud Sub. All obligations of Bud and Bud Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) The representations and warranties by CTC contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing as though such representations and warranties were made at and as of such time.

(b) CTC shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;
(c) CTC shall cause at or as soon as practicable after Closing, each of its stockholders to deliver to Bud, a letter commonly known as an "Investment Letter," in substantially the form attached hereto as Exhibit "D", acknowledging that the shares of Bud Common Stock are being acquired by said stockholders for investment purposes.
(d) CTC shall have converted all of its shares of Preferred Stock into shares of CTC Common Stock.
(e) CTC shall deliver an opinion of its legal counsel to the effect that:
(1) CTC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by CTC.
     10. Survival and Indemnification. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the third anniversary of the Effective Date, except that
(a) the representations and warranties contained in Sections 5(h), 5(l), 5(o) and 5(p) of this Agreement shall survive until the fifth anniversary of the Effective Date, and
(c) the representations and warranties contained in Section 5(g) of this Agreement shall survive indefinitely. The representations and warranties which terminate on the third anniversary and fifth anniversary of the Effective Date, and the liability of any party with respect thereto pursuant to this
Section 10, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to the third anniversary or the fifth anniversary of the Effective Date, as the case may be.

          (a)  The parties shall indemnify each other as set forth below:

               (1) Subject to the provisions of this Section 10, each of Kimble, Bud and Bud Sub (individually and collectively, the
CTC and CTCAEs past, present and future officers, directors, stockholders, employees, attorneys, and agents (and after the Closing, Kimble shall also indemnify Bud) (collectively, the ise thereof or judgment or award therein) and any fees, costs and expenses related thereto, and the term
Losses in excess of $50,000.

               (3) In order for a CTC Indemnified Party or Bud Group Indemnified Party (an hrough negotiations, such dispute shall be resolved by litigation in accordance with the terms of this Agreement.

(4) (i) If the claim involves a third party claim (a is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

               (iii) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

               (iv) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneysAE fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof;

               (v) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

          (b) The amount of Losses for which indemnification is provided hereunder shall be computed without regard to insurance.

     11. Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12. Documents at Closing. At the Closing, the following documents shall be delivered:
          (a) CTC will deliver, or will cause to be delivered, to Bud the following:

               (1) a certificate executed by the President and Secretary of CTC to the effect that all representations and warranties made by CTC under this Agreement are true and correct as of the Closing, the same as though originally given to Bud or Bud Sub on said date;

(2) a certificate from the state of CTC's incorporation dated within five business days of the Closing to the effect that CTC is in good standing under the laws of said state;
(3)  Investment Letters in the form attached hereto as Exhibit
"D" executed by each CTC Common Stockholder, some of which may be delivered after Closing;
(4) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;
(5) executed copy of the Certificate of Merger for filing in Delaware; and certified copies of resolutions adopted by the stockholders and directors of CTC authorizing the Merger; and
(6) all other items, the delivery of which is a condition precedent to the obligations of Bud and Bud Sub, as set forth herein.
(7)  the legal opinion required by Section 9(d) hereof.
          (b)  Bud and Bud Sub will deliver or cause to be delivered to
CTC:

(1) stock certificates representing those securities of Bud to be issued as a part of the Merger as described in Section 2 hereof;

(2) a certificate of the President/Secretary of Bud and Bud Sub, respectively, to the effect that all representations and warranties of Bud and Bud Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to CTC on said date;
(3) certified copies of resolutions adopted by Bud's and Bud Sub's Board of Directors and Bud's and Bud Sub's Stockholders authorizing the Merger and all related matters;
(4) certificates from the jurisdiction of incorporation of Bud and Bud Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;
(5)  opinion of Bud's counsel as described in Section 8(l) above;
(6)  Net proceeds from Bud Financing;
(7) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;
(8) resignation of Kimble as the sole officer and director of Bud and Bud Sub;
(9)  Lock-Up Agreement, signed by Kimble;
(10) a voting agreement signed by Bud and certain of the stockholders listed on Exhibit B.
(11) all other items, the delivery of which is a condition precedent to the obligations of CTC, as set forth in Section 8 hereof, including the net proceeds of the Bud Financing.
     13. Finder's Fees. Kimble, Bud and Bud Sub, jointly and severally, represent and warrant to CTC, and CTC represents and warrants to each of Kimble, Bud and Bud Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby.

14.  Post-Closing Covenants.
          (a) Financial Statements. After the Closing, CTC shall use its commercially reasonable efforts to complete the audit of its financial statements in order to enable Bud to timely file a
current report on Form 8-K to report the Merger.   In addition,
for a period of 12 months following the Closing, Bud shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by Bud under the Securities Exchange Act of 1934.

(b) Confidentiality. Kimble hereby agrees that, after the Closing, he shall not publicly disclose any confidential information of either Bud, Bud Sub or CTC, and that he shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of Bud or CTC, without the prior written consent of CTC.
     15.  Miscellaneous.

          (a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.
(c) Termination. All obligations hereunder may be terminated at the discretion of (i) either party if the closing conditions specified in Sections 7 and 8 are not met or waived by March 31, 2000, (with the exception of the delivery of the Investment Letters) unless such termination date is unanimously extended, or
(ii) the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached.
(d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.
(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.
(f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.
(i) Entire Agreement. This Agreement and the attached Exhibits, including the Certificate of Merger attached hereto as Exhibit "A", is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.
(j)  Time.  Time is of the essence.
(k) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.
(l) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto.
(m) Applicable Law. This Agreement shall be construed and governed by the laws of the State of Delaware.
     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BFG SUBSIDIARY, INC.             BUD FINANCIAL GROUP, INC.



By:                              By:
  Thomas G. Kimble                 Thomas G. Kimble
  President/ Secretary             President/Secretary


                                 CODESTREAM TECHNOLOGIES
                                 CORPORATION



                                 By:
                                   D. Gordon Werner, President

                           EXHIBIT "A"

             To Agreement and Plan of Reorganization

                      Certificate of Merger

                           EXHIBIT "B"

             To Agreement and Plan of Reorganization

                    List of CTC Stockholders



Name

























                               EXHIBIT "C"

                 To Agreement and Plan of Reorganization

              Amendment to Articles of Incorporation of Bud

                           EXHIBIT "D"


             To Agreement and Plan of Reorganization

                        Investment Letter















              AGREEMENT AND PLAN OF REORGANIZATION

                              AMONG

                   BUD FINANCIAL GROUP, INC.,

                      BFG SUBSIDIARY, INC.

                               AND

               CODESTREAM TECHNOLOGIES CORPORATION
1.   Plan of Reorganization                                     2

2.   Terms of Merger                                            2

3.   Delivery of Shares                                         4

4.   Representations of CTC                                     4

5.   Representations of Bud, Bud Sub and Kimble                 5

6.   Closing                                                   11

7.   Actions Prior to Closing.                                 11

8.   Conditions Precedent to the Obligations of CTC            12

9.   Conditions Precedent to the Obligations of Bud and
     Bud Sub                                                   14

10.  Survival and Indemnification                              15

11.  Nature of Representations                                 17

12.  Documents at Closing                                      17

13.  Finder's Fees                                             19

14.  Post-Closing Covenants.                                   19

15.  Miscellaneous.                                            19


Signature Page 21

Exhibit A -    Certificate of Merger
Exhibit B -    CTC Stockholder Schedule
Exhibit C -    Certificate of Amendment to Articles of
          Incorporation of Bud
Exhibit D -    Investment Letter
Exhibit E      Summary of Investigation
Exhibit F -    Lock-Up Letter